Exhibit 10.30

TRAVELERS STOCK OPTION GRANT NOTIFICATION AND AGREEMENT

(This award must be accepted within 90 days after the Grant Date shown below or it will be forfeited. Refer below to Section 16.)

Participant:	“NAME”	Grant Date:	“GRANT DATE”
Number of Shares:	“GRANTED”	Grant Price:	$ “GRANT PRICE”
Expiration Date:	“EXPIRATION DATE”	Vesting Date:	3 years from Grant Date

1. Grant of Option. This option is granted pursuant to The Travelers Companies, Inc. 2023 Stock Incentive Plan, as it may be amended from time to time (the "Plan"), by The Travelers Companies, Inc. (the "Company") to you (the “Participant”) as an employee of the Company or an affiliate of the Company (together, the "Travelers Group"). The Company hereby grants to the Participant as of the Grant Date a non-qualified stock option (the "Option") to purchase the number of shares set forth above of the Company's common stock, no par value ("Common Stock"), at an option price per share (the "Grant Price") set forth above, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein, including, without limitation, the conditions set forth in Section 5.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Option are specified in the Plan and this grant notification and agreement, including Exhibits A and B (the "Award Agreement"). The terms, conditions and restrictions in the Plan include, but are not limited to, provisions relating to amendment, vesting, cancellation, and exercise, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Option, the Participant acknowledges receipt of the prospectus dated May 24, 2023 and any applicable prospectus supplements thereto (together, the “Prospectus”) and that he or she has read and understands the Prospectus.

The Participant understands that the Option and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Option is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Option is intended to promote employee retention and stock ownership and to align participants' interests with those of shareholders. Additionally, the Participant understands that the Option is subject to vesting conditions and will be cancelled if the vesting or other conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Option in any communication regarding the Option is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Option or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company's Board of Directors or its Compensation Committee (the "Committee") that the vesting conditions have been satisfied.

The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Option unless and until the Option vests, is properly exercised and shares of Common Stock are issued.

3. Vesting. The Option shall vest in full and become exercisable on the Vesting Date set forth above, provided the Participant remains continuously employed within the Travelers Group. The Option shall in all events expire on the tenth (10th) anniversary of the Grant Date set forth above. If the Participant has a termination of, or leave from active employment prior to exercise or expiration of the Option, the Participant's rights are determined under the Option Rules of Exhibit A.

4. Exercise of Option. The Option may be exercised in whole or in part by the Participant after the Vesting Date (or the date provided pursuant to Exhibit A) upon notice to the Company together with provision for payment of the Grant Price and applicable withholding taxes. Such notice shall be given in the manner prescribed by the Company and shall specify the date and method of exercise and the number of shares being exercised. The Participant acknowledges that the laws of the country in which the Participant is working at the time of grant or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax, or labor matters) or Company accounting or other policies dictated by such country's political or regulatory climate, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus, that such restrictions may apply differently if the Participant is a resident or expatriate employee, and that such restrictions are subject to change at any time. The Committee may suspend the right to exercise the Option during any period for which (a) there is no registration statement under the Securities Act of 1933, as amended, in effect with respect to the shares of Common Stock issuable upon exercise of the Option, or (b) the Committee determines, in its sole discretion, that such suspension would be necessary or advisable in order to comply with the requirements of (i) any applicable federal securities law or rule or regulation thereunder; (ii) any rule of the New York Stock Exchange or other self-regulatory organization; or (iii) any other federal or state law or regulation (an "Option Exercise Suspension"). To the extent the vested and exercisable portion of the Option remains unexercised as of the close of business on the date the Option expires (the Expiration Date or such earlier date that is the last date on which the Option may be exercised under the Option Rules of Exhibit A if the Participant’s employment with the Travelers Group has ended), that portion of the Option will be exercised without any action by the Participant in accordance with Section 7.5 of the Plan if the Fair Market Value of a share of Common Stock on that date is at least $0.01 greater than the Grant Price, the exercise will result in Participant receiving at least one incremental share, and no Option Exercise Suspension is then in effect.

5. Grant Conditioned on Principles of Employment Agreement.

By entering into this Award Agreement, the Participant shall be deemed to have confirmed his or her agreement to be bound by the Company’s Principles of Employment Agreement in effect on the date immediately preceding the Grant Date (the “POE Agreement”), as published on the Company’s intranet site or previously distributed in hard copy to the Participant. Furthermore, by accepting the Option, the Participant agrees that the POE Agreement shall supersede and replace the form of Principles of Employment Agreement contained or referenced in any Prior Equity Award (as defined below) made by the Company to the Participant, and, accordingly, such Prior Equity Award shall become subject to the terms and conditions of the POE Agreement.

6. Acceptance of Exhibits A and B. The Participant agrees to be bound by the terms of the Option Rules set forth in Exhibits A and B ("Option Rules").

7. Acceptance of and Agreement to Non-Solicitation and Confidentiality Conditions. In consideration for the award of Options under this Award Agreement, the Participant agrees that the Option is conditioned upon Participant’s compliance with the following non-solicitation and confidentiality conditions (the "Non-Solicitation Conditions" and the “Confidentiality Conditions,” respectively), subject to the state- and country-specific modifications to this Section 7, depending on the Participant’s Employment Jurisdiction (as defined below), as contained in Exhibit B attached hereto and incorporated herein by reference:

(a)The Company and the Participant understand, intend and agree that the Non-Solicitation Conditions of this Section 7 are intended to protect the Travelers Group and other participants in the Plan against the Participant soliciting its employees and/or its customers during the twelve (12) month period (the "Restricted Period") following the date of the Participant's termination of employment with the Travelers Group (whether voluntary or involuntary) as reflected on the Travelers Group’s books and records (the "Termination Date"), while recognizing that after the Termination Date the Participant is still permitted to compete with the Travelers Group subject to the restrictions set forth below. Nothing in this Section 7 is intended to limit any of the Travelers Group’s rights or claims as to any future employer of the Participant.
(b)Non-Solicitation of Employees. The Participant acknowledges that the Travelers Group sustains its operations and the goodwill of its clients, customers, policyholders, producers, agents, and brokers (its “Customers”) through its employees. The Travelers Group has made significant investment in its employees and their ability to establish and maintain relationships with each other and with the Company Customers in order to further its operations and cultivate goodwill. The Participant acknowledges that the loss of the Travelers Group’s employees could adversely affect its operations and jeopardize the goodwill that has been established through these employees, and that the Travelers Group therefore has a legitimate interest in preventing the solicitation of its employees by the Participant after the Termination Date. During the Restricted Period, the Participant will not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist in the recruitment or solicitation, or participate in or promote the solicitation of, a Covered Employee to terminate their employment with the Travelers Group or to take employment in any other position outside the Travelers Group. The term “Covered Employee” means any person (i) who was or is employed by the Travelers Group at any time during the last three months of the Participant's employment or during the Restricted Period and (ii) with whom the Participant worked, who the Participant supervised, or about whom the Participant acquired Confidential Information during the two-year period immediately preceding the Termination Date (the “Look Back Period”). Without limiting the foregoing restriction, the Participant shall not, on behalf of himself or herself or any other person, hire, employ, or engage any Covered Employee and shall not engage in the aforesaid conduct during the Restricted Period through a third party for the purpose of colluding to avoid the restrictions in this Section 7. Without limiting the generality of the restrictions under this Section 7, by way of example, the restrictions under this Section 7 shall prohibit the Participant from (i) interviewing a Covered Employee for a position outside of the Travelers Group, (ii) communicating in any manner with a Covered Employee in connection with a current or future employment opportunity outside of the Travelers Group, (iii) identifying Covered Employees to potentially be solicited or hired in a position outside of the Travelers Group, (iv) providing information or feedback regarding Covered Employees seeking employment with another employer, and/or (v) otherwise directly or indirectly assisting or participating in the solicitation or hiring of a Covered Employee. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group. This provision shall be referred to as the “Employee Non-Solicitation Conditions.”
(c)Non-Solicitation of Customers. The Participant acknowledges that by virtue of his or her employment with the Travelers Group, he or she may have developed relationships with and/or had access to Confidential Information (as defined below) about the Company Customers and is, therefore, capable of significantly and adversely impacting existing relationships that the Travelers Group has with them. The Participant further acknowledges that the Travelers Group has invested in its and the Participant’s relationship with the Company Customers and the goodwill that has been developed with them on the Travelers Group’s behalf and, therefore, the Travelers Group has a legitimate interest in protecting these relationships against solicitation and/or interference by the Participant for a reasonable period of time after the Participant’s employment with the Travelers Group ends. If, after the Termination Date, the Participant accepts a position as an employee, consultant, or contractor with a “Competitor” (as defined below), then, during the Restricted Period, the Participant will not, directly or indirectly, solicit, participate in soliciting, encourage, or attempt to influence, or otherwise knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause, any Company Customer of the Travelers Group to discontinue, curtail, or reduce its business with the Travelers Group and/or move existing or future business of the Travelers Group elsewhere. “Company Customer” means any current, prospective or former client, customer or policyholder of the Travelers Group during the five year period immediately preceding the Termination Date (the “Extended Look Back Period”) (i) on which the Participant, or anyone reporting directly to him or her, worked or was actively engaged in soliciting or servicing, (ii) about which the Participant gained access to Confidential Information (as defined below) during the Participant’s employment with the Travelers Group, or (iii) for which the Participant received commissions or other beneficial credit or compensation from the Travelers Group for business conducted with such current or prospective customer or policyholder. In addition to the foregoing restriction, the Participant agrees not to be personally involved in the negotiation of, competition for, solicitation of, or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Travelers Group, at any time during the twenty-four month period following the Termination Date (the “Enhanced Restricted Period”). The Participant may, at any time after the Termination Date, broadly direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate, compete for, solicit, and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) the Participant is not personally involved in such activities and (ii) the Participant does not direct such third party specifically to target business of the Travelers Group. As used herein, “Competitor” shall include any person (including the Participant), business enterprise, or organization, including, without limitation, agents, brokers and producers, that engages in, owns, or controls a significant interest in any entity that engages in the sale of products and/or performance of services of the type sold or performed by the Travelers Group and/or provides advice relating to such products and services. This provision shall be referred to as the “Customer Non-Solicitation Condition.” For purposes of this Agreement, the Customer Non-Solicitation Condition and the Employee Non-Solicitation Condition shall be referred to collectively as the “Non-Solicitation Conditions.”
(d)Solicitation. It will be presumed that “to solicit” or “soliciting” and their derivations mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate, or induce the person or entity to engage in some responsive action (such as starting, modifying, or ending a business relationship), irrespective of who first initiated contact. It shall not include general advertising (such as “help wanted” ads) that are not targeted at the Travelers Group’s employees or Customers. The Non-Solicitation Conditions are understood to be reasonably and logically limited by geography to those locations where the subjects (Covered Employees and Company Customers) are located and available for solicitation and no further geographic limitation is necessary to make these restrictions reasonable. However, if a different form of geographic limitation is necessary to make one of these restrictions enforceable, then the applicable restriction(s) shall be considered limited to the Employment Jurisdiction and any additional counties, states, or countries where the Travelers Group does business in which the Participant had material involvement or about which the Participant was provided Confidential Information. Nothing in the Non-Solicitation Conditions prohibit solicitation activity that is a Protected Disclosure under Section 7 of the National Labor Relations Act (the “NLRA”) (as described below).
(e)Subject to the non-competition obligations in the Option Rules that apply to Participants meeting the "Retirement Rule," at any time after the Termination Date, the Participant may otherwise compete with the Travelers Group, including, but not limited to, competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above or any other contractual, statutory, or common law obligations to the Travelers Group.
(f)Notwithstanding anything herein to the contrary, if the Participant breaches any of the Non-Solicitation Conditions of this Section 7, then the Restricted Period (or the Enhanced Restricted Period, if applicable) will be extended until the date that is 12 months (or 24 months , in the case of a breach under Section 7(c) with respect to the restrictions applicable during the Enhanced Restricted Period) after the date of the Participant’s last breach of such Non-Solicitation Conditions, provided, however, that the period of the Participant’s required compliance shall not be indefinite and shall be equal to the maximum time allowed for the Non-Solicitation Conditions under controlling law, and if this extension would make the restriction unenforceable under controlling law, then it will not be applied to the Participant.
(g)The Participant agrees not to, either during or after his or her employment, use, publish, make available, or otherwise disclose, except for benefit of the Travelers Group in the course of such employment, confidential information (“Confidential Information”) developed by, for, or at the expense of the Travelers Group, or assigned or entrusted to the Travelers Group, unless such information is generally known outside of the Travelers Group. In addition, the Participant will keep at all times, subject to the Travelers Group’s control, and will deliver to or leave with the Travelers Group all written and other materials in any form or medium (including, but not limited to, print, tape, digital, computerized and electronic data, parts, tools, or equipment) containing such Confidential Information upon termination of the Participant’s employment or upon the Company’s request. The Participant also agrees to cooperate to remedy any unauthorized use of such Confidential Information and not to violate any Travelers Group policy regarding same. If, and only if, the controlling state or local law applicable to the Participant requires a time limit to be placed on restrictions concerning the post-employment use of Confidential Information for the restriction to be enforceable, then this restriction on the Participant’s use of Confidential Information that is not a trade secret will expire three (3) years after the Termination Date. This time limit will not apply to (a) Confidential Information that qualifies as a trade secret, or (b) third party Confidential Information. Trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Items of third-party Confidential Information will remain protected for as long as allowed under the law and/or separate agreements that make them confidential.
(h)“Confidential Information” means any item of information or data, or compilation of information or data, in any form (tangible or intangible) that relates to the Travelers Group’s business, services, products, or customers that the Participant acquires or to which the Participant gains access or that the Participant is enabled to create in the course of the Participant’s employment, and is presumed to include, but is not limited to, non-public information such as: internal information about the Travelers Group’s business, such as financial, sales, marketing, claim, technical and business information, including profit and loss statements, business/marketing strategy and “Trade Secrets” (as defined below); client, customer, policyholder, insured person, claimant, vendor, consultant and agent information, including personal information such as social security numbers and medical information; legal advice obtained; product and system information; and any compilation of this information or employee information obtained as part of the Participant’s responsibilities at the Travelers Group. As used herein, “Trade Secrets” shall include information relating to the Travelers Group and its affiliates that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. The Participant agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Travelers Group’s operations, activities, Confidential Information, or business, made or received by the Participant during the Participant’s employment with any member(s) of the Travelers Group are, and shall be, the property of the Travelers Group exclusively, and the Participant will keep the same at all times subject to the Travelers Group’s control and will deliver or leave with the Travelers Group the same at the termination of the Participant’s employment. Confidential Information does not include information lawfully acquired by non-management employees about wages, hours, or other terms and conditions of employment when used for purposes protected by Section 7 of the National Labor Relations Act, such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of non-management employees.
(i)Protected Disclosures. If the Participant is not a supervisor (as defined by the NLRA) or member of the Company’s management, then nothing in this Agreement prohibits Participant from engaging in conduct that is protected under Section 7 of the NLRA. Nothing herein should be construed as prohibiting the Participant from sharing information concerning the Participant’s own wages (or the wages of another employee, if voluntarily disclosed by that employee) or other terms and conditions of employment, or for purposes of otherwise pursuing the Participant’s legal rights. The

Travelers Group will not terminate, discipline or otherwise discriminate or retaliate against any employee because they make such a disclosure. The Travelers Group, does however, prohibit employees who have access to, or who were entrusted in confidence by the Company with, other employees’ wage information as part of their job functions from sharing such information gathered during the course of their employment, unless such disclosure is in furtherance of or in response to their job duties, an investigation, action or hearing, or the employee otherwise has a legal obligation to furnish the information. For example, an employee who has access to the salaries of other employees due to his or her job responsibilities (such as payroll or benefits administration) generally may not disclose the salary of those co-workers. This Agreement also does not permit an employee to disclose (without the prior written consent of the Travelers Group) Confidential Information or permit an employee to disclose wage information of other employees to a competitor. Additionally, nothing herein is intended to prohibit or restrict the Participant from (i) filing a complaint with, making disclosures to, communicating with or participating in proceedings brought before a court or tribunal in the applicable jurisdiction or in an investigation or proceeding conducted by any governmental agency (including the United States Equal Employment Opportunity Commission and the Securities and Exchange Commission), (ii) pursuing the Participant’s legal rights related to the Participant’s employment with the Travelers Group, or (iii) engaging in activities protected by applicable laws or regulations, including filing a complaint or participating in an investigation being conducted by a government agency. The Participant acknowledges under the federal Defend Trade Secrets Act that employees will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is under seal. Notwithstanding, the Travelers Group does not authorize the waiver of, or disclosure of information covered by, the attorney-client privilege or attorney work product doctrine or any other privilege belonging to the Travelers Group. This Protected Disclosures provision shall not be construed to protect, invite, permit, or limit liability for illegal activity such as breaking and entering, illegal computer access (hacking) or theft or destruction of the Travelers Group’s property.
(j)If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is unreasonable, invalid, or unenforceable in any respect, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to modify or reform the restriction to make it reasonable and enforceable by applicable law, including by reducing the scope, duration, or geographic area of the term or provision, deleting specific words or phrases, or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision to the greatest extent permitted by applicable law, (ii) the parties shall request that the court exercise that power, and (iii) this Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.
(k)During the Restricted Period or any extension thereof (as provided for in Section 7(f)), the Participant shall notify any subsequent employer of his or her obligations under this Award Agreement prior to commencing employment. During the Restricted Period or any extension thereof, the Participant will provide the Company and his or her prior manager at the Travelers Group fourteen (14) days’ advance written notice prior to becoming associated with and/or employed by any person or entity or engaging in any business of any type or form, with such notice including the identity of the prospective employer or business, the specific division (if applicable) for which the Participant will be performing services and the title or position to be assumed by the Participant. The Participant must provide a copy of such notice to the Company’s Employee Services Unit by email, facsimile or regular mail as follows:
Email: 4-ESU@travelers.com

Fax: 1.866.871.4378 (U.S. and Canada)
001.866.871.4378 (Europe)

Mail: The Travelers Companies, Inc.
Employee Services Unit
385 Washington Street
Mail Code: 9275-SB02L
St. Paul, MN USA 55102

(l) As consideration for and by accepting the Option, the Participant agrees that the Non-Solicitation Conditions and Confidentiality Conditions of this Section 7 shall supersede any non-solicitation and confidentiality covenants contained or incorporated in any prior equity award made by the Company to the Participant under the Plan or The Travelers Companies, Inc. Amended and Restated 2014 Stock Incentive Plan ("Prior Equity Awards"); accordingly, the vesting and forfeiture provisions of such Prior Equity Awards shall become subject to the terms and conditions of the Non-Solicitation Conditions and Confidentiality Conditions of this Section 7, provided that if application of the state- and country-specific modifications contained in Exhibit B for the Participant’s Employment Jurisdiction would result in the non-solicitation and confidentiality covenants contained or incorporated in any Prior Equity Awards being less restrictive (including, without limitation, as to activities restrained, length, geographic scope, or with regard to the definitions of Company Customer or Covered Employee), invalid, inapplicable, or unenforceable, then the Non-Solicitation Conditions and Confidentiality Conditions of this Section 7 shall not supersede the non-solicitation and confidentiality covenants contained and incorporated in any Prior Equity Award and such covenants in such Prior Equity Award shall remain in full force and effect after the Participant’s execution of this Agreement. Notwithstanding anything set forth herein to the contrary, these Non-Solicitation Conditions and Confidentiality Conditions shall be in addition to, and shall not supersede, any non-solicitation, non-competition, confidentiality, intellectual property or other restrictive covenants contained or incorporated in (i) any Non-Competition Agreement between any member(s) of the Travelers Group and the Participant arising out of the Participant's service as a Management Committee member or otherwise, (ii) any employment agreement or other agreement between any member(s) of the Travelers Group and the Participant (other than such Prior Equity Awards), or (iii) any other Travelers Group plan or policy that covers the Participant (other than such Prior Equity Awards). Notwithstanding the foregoing, any portion of the Non-Solicitation Conditions that the Travelers Group would be prohibited from enforcing against the Participant under applicable state or local law governing the Participant’s primary place of employment shall be deemed not to apply to the Participant.

8. Forfeiture of Option Awards.

(a)Participant’s Agreement. The Participant expressly acknowledges that the terms of Section 7 and this Section 8 are material to this Agreement and reasonable and necessary to protect the legitimate interests of the Travelers Group, including without limitation, the Travelers Group’s Confidential Information, trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of these Non-Solicitation Conditions or Confidentiality Conditions by the Participant would cause substantial and irreparable harm to the Travelers Group and other Participants in the Plan. The Participant further acknowledges and agrees that:
(i)The receipt of the Option constitutes good, valuable, and independent consideration for the Participant's acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and repayment provision of subsection 8(b) below and the Non-Solicitation Conditions and Confidentiality Conditions of Section 7 above, and the amendment of Prior Equity Award provisions of subsection 7(l), 8(f) and Section 18, below.
(ii)The Participant’s rights with respect to the Option are conditioned on his or her compliance with the POE Agreement at all times after acceptance of the POE Agreement in accordance with Sections 5 and 16 hereunder.
(iii)The scope, duration and activity restrictions and limitations described in this Agreement are reasonable and necessary to protect the legitimate business interests of the Travelers Group. The Participant acknowledges that all restrictions and limitations relating to the Restricted Period will apply regardless of the reason the Participant’s employment ends. The Participant further agrees that any alleged claims the Participant may have against the Travelers Group do not excuse the Participant’s obligations under this Award Agreement.
(b)Forfeiture and Repayment Provisions. The Participant agrees that, prior to the Termination Date and during the Restricted Period (or the Enhanced Restricted Period, as applicable), if the Participant breaches the Non-Solicitation Conditions, the Confidentiality Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Travelers Group at law and in equity (including without limitation those set forth in the Option Rules for involuntary termination), the Participant will immediately forfeit any portion of the Option under this Award Agreement that has not otherwise been previously forfeited under the Award Rules in Exhibit A and that has not yet been paid, exercised, settled, or vested. The Company may also require repayment from the Participant of any and all compensatory value that the Participant received during the twelve (12) months immediately preceding the Termination Date and through the end of the Restricted Period (or the Enhanced Restricted Period, as applicable) from this Option or any Prior Equity Awards (including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, exercise, or settlement of any such awards and/or any consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, exercise, or settlement of any such awards). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current Fair Market Value.
(c)No Limitation on the Travelers Group’s Rights or Remedies. The Participant acknowledges and agrees that the forfeiture and repayment remedies under subsection 8(b) are non-exclusive remedies and shall not limit or modify the Travelers Group's other rights and remedies to obtain other monetary, equitable, or injunctive relief as a result of breach of, or in order to enforce, the terms and conditions of this Agreement or with respect to any other covenants or agreements between the Travelers Group and the Participant or the Participant's obligations under applicable law.
(d)Option Rules. The Option Rules provide a right to payment, subject to certain conditions, following the Participant's Termination Date if the Participant meets the Retirement Rule which, among other conditions, may require that the Participant not engage in any activities that compete with the business operations of the Travelers Group through the settlement or exercise date of the Option (such non-compete condition may extend beyond the Restricted Period). The remedies for a violation of such non-compete conditions are specified in the Option Rules and are in addition to any remedies of the Travelers Group under this Section 8.
(e)Severability. The agreements and covenants contained in Section 7 and/or this Section 8 of the Award Agreement shall be considered separate and severable. If any court of competent jurisdiction determines that any of the terms and conditions of Section 7 or this Section 8 are invalid or unenforceable, the remainder of the terms and conditions of this Award Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions, and shall be interpreted as if such invalid portions were not contained herein. If any court determines that any of the terms and conditions are unenforceable because of the duration of such terms and conditions or the area covered thereby, such court shall have the power to reduce the duration or area of such terms and conditions and, in their reduced form, the terms and conditions shall then be enforceable and shall be enforced.
(f)Awards Subject to Recoupment. Except to the extent prohibited by law, this Option and any outstanding Prior Equity Award may be forfeited, and the compensatory value received under such awards (including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, exercise or settlement of such awards, or consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, exercise or settlement of such awards) may be subject to recoupment by the Company, in accordance with the Company’s executive compensation recoupment policy and other policies in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference. As consideration for and by accepting the Award Agreement, the Participant agrees that all the remedy and recoupment provisions of this Section 8 shall apply to any Prior Equity Award made by the Company to the Participant, shall be in addition to and shall not supersede any other remedies contained or referenced in any such Prior Equity Award, and, accordingly, such Prior Equity Award shall become subject to both those other remedies and the terms and conditions of this Section 8.
(g)Survival of Provisions. The agreements, covenants, obligations, and provisions contained in Section 7 and this Section 8 shall survive the Participant’s Termination Date and the expiration of this Award Agreement, and shall be fully enforceable thereafter.

9. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company desires or may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

10. Administration. The Company’s Compensation Committee or its designee administers the Plan and this Award Agreement and has the authority to interpret any ambiguous or inconsistent terms in its sole discretion. The Participant's rights under this Award Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Compensation Committee or its designee adopts from time to time. The interpretation and construction by the Compensation Committee or its designee of the Plan and this Award Agreement, and such rules and regulations as the Compensation Committee or its designee may adopt for purposes of administering the Plan and this Award Agreement, will be final and binding upon the Participant.

11. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan and this Award Agreement constitute the entire understanding between the parties hereto regarding the Option and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, except as otherwise provided in Section 7(l) above regarding the Non-Solicitation Conditions and the Confidentiality Conditions and/or in the Retirement Rule set forth in Exhibit A. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Travelers Group and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that apply to a time period or require performance or enforcement after the Termination Date, including the Non-Solicitation Conditions, the Confidentiality Conditions, and the Retirement Rule, shall survive and remain in full force and effect after the Termination Date of a Participant and the termination of this Award Agreement, specifically including the post-employment restrictions contained in Sections 7 and 8 of this Award Agreement. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group in its sole discretion and without further consent of the Participant.

12. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group for a fixed duration of time. The employment relationship is "at will," which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Travelers Group retains the right to decrease the Participant's compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant's employment with the Travelers Group. The Option granted hereunder will not form part of the Participant’s regular employment compensation and will not be considered in calculating any statutory benefits or severance pay due to the Participant.

13. No Limitation on the Company's Rights. The Participant agrees that nothing in this Award Agreement shall in any way affect the Company's right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Option or his or her right under the Option to receive shares of Common Stock, except as otherwise provided in the Prospectus.

15. Conflict. In the event of a conflict between the Plan and the Award Agreement the Plan terms shall govern.

16. Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting this Option, the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Award Agreement, and the Travelers Group’s policies, as in effect from time to time, relating to the Plan. The Participant's rights under the Option will lapse ninety (90) days from the Grant Date, and the Option will be forfeited on such date if the Participant does not accept the Award Agreement by such date. For the avoidance of doubt, the Participant's failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between any member(s) of the Travelers Group and the Participant. Additionally, the Participant acknowledges and agrees that the Participant’s acceptance of this Option is voluntary and not a condition of employment, and the Participant may decline to accept this Option without adverse consequences to the Participant’s continued employment relationship with the Travelers Group. Participant is advised to consult with an attorney before entering into this Award Agreement.

17. Waiver; Cumulative Rights. The Company’s failure or delay to require performance by the Participant of any provision of this Award Agreement will not affect its right to require performance of such provision unless and until the Company has waived such performance in writing. Each right under this Award Agreement is cumulative and may be exercised in part or in whole from time to time.

18. Governing Law. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the Participant’s Employment Jurisdiction. For purposes of this Award Agreement, the “Employment Jurisdiction” means the state or, if outside of the United States, the country where the Participant primarily resides and works for the Company Group as of the Termination Date, and if the Participant’s state or country of residence is different from the state or country in which the Participant is primarily employed to work for the Company Group, then the Participant’s Employment Jurisdiction will be the state or country of the Participant’s assigned Travelers’ office location as reflected in the Company’s human resources information systems as of the Termination Date. If the Participant spends more than half the Participant’s work time working for the Company in the District of Columbia (“DC”), or is based in DC and the Participant does not spend the majority of the Participant’s work time working in another jurisdiction, then DC will be the Participant’s Employment Jurisdiction. If the Participant’s Employment Jurisdiction is listed in Exhibit B to this Award Agreement, the provisions of this Award Agreement are herein modified as indicated in Exhibit B for that state or country, but only while that applicable state or country remains the Participant’s Employment Jurisdiction. For purposes of this Award Agreement, the Participant shall have only one Employment Jurisdiction at any given time.

19. Forum for Disputes. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the Employment Jurisdiction, including, for states within the United States, the Federal Courts located therein (should Federal jurisdiction exist). The parties consent to and submit to the personal jurisdiction and venue of courts of the Employment Jurisdiction and irrevocably waive any claim or argument that the courts in the Employment Jurisdiction are an inconvenient forum (whether based on convenience, cost, location of witnesses or evidence, or otherwise). Unless otherwise required by applicable law, the Participant agrees to accept service of any court filings and process by delivery to his or her most current home address on record with the Travelers Group via first class mail or other nationally (in the case of the United States) or internationally (in the case of non-US countries) recognized overnight delivery provider, or by any third party regularly engaged in the service of process. As consideration for and by accepting the Option, the Participant agrees that the Governing Law and Forum for Disputes provision of Section 18 and this Section 19 shall supersede any governing law, forum or similar provisions contained or referenced in any Prior Equity Award made by the Company to the Participant, and, accordingly, such Prior Equity Award shall become subject to the terms and conditions of the Governing Law and Forum for Disputes provisions of Section 18 and this Section 19.

20. Personal Data. The Participant understands that the Company and other members of the Travelers Group hold certain personal information about the Participant, which may include, without limitation, information such as his or her name, home address, telephone number, gender, date of birth, salary, nationality, job title, social insurance number or other such tax identity number and details of all awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in his or her favor (“Personal Data”).

The Participant understands that in order for the Company to process the Participant’s Option and maintain a record of Options under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Travelers Group electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. The Participant further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or other members of the Travelers Group in the implementation and administration of the Plan. The Participant understands that such recipients may be located within the jurisdiction of residence of the Participant, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions applicable to those organizations, for example, lawful requirements to disclose personal information such as the Personal Data to government authorities in those countries. The Participant understands that the employees of the Travelers Group and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting the Option, the Participant consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of his or her Personal Data by or to such entities for such purposes and the Participant accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Award Agreement is executed. The Participant confirms that if the Participant has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, the Participant has the consent of such third party to provide their Personal Data to the Travelers Group for the same purposes.

The Participant understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. Additionally, the Participant may always elect to forgo participation in the Plan or any other award program.

EXHIBIT A

OPTION RULES TO TRAVELERS' STOCK OPTION GRANT NOTIFICATION AND AGREEMENT

When you leave the Travelers Group

References to "you" or "your" are to the Participant. "Termination Date" is defined in Section 7(a) of the Award Agreement and means the date of the termination of your employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Option may be cancelled before the end of the vesting period and the vesting and exercisability of your Option may be affected.

The provisions in the chart below apply to Options granted under the Plan. Depending upon your employment jurisdiction upon the Grant Date, special rules may apply for vesting, payment, exercise and exercisability of your Option in cases of termination of employment if you satisfy certain age and years of service requirements ("Retirement Rule"), as set forth in "Retirement Rule" below. Participants based in countries outside the United States on the Grant Date or in California immediately prior to the Termination Date should refer to Exhibit B for special rules that apply. For the avoidance of doubt, the applicable vesting terms for your Option pursuant to Exhibits A and B shall be based on your employment jurisdiction on the Grant Date.

If any Option exercisability period set forth in the chart below or under "Retirement Rule" below would otherwise expire during an Option Exercise Suspension, the Option shall remain exercisable for a period of 30 days after the Option Exercise Suspension (as defined in Section 4 of the Award Agreement) is lifted by the Company (but no later than the original option expiration date, which is the tenth (10th) anniversary of the Grant Date).

If You:	Here's What Happens to Your Options:
Terminate employment or your employment is terminated by the Travelers Group for any reason other than due to death or disability (but you do not meet the Retirement Rule and you do not qualify for accelerated vesting following a Change of Control, as described below)	Vesting stops and unvested options are cancelled effective on the Termination Date. You may exercise your vested options for up to 90 days after the Termination Date but no later than the original option expiration date; provided, however, that if your employment is terminated for cause or gross misconduct (as determined by the Company in its sole discretion) or you voluntarily terminated your employment where grounds for involuntary termination for gross misconduct or for cause existed (as determined by the Company in its sole discretion at the time of or following your termination of employment) you may not exercise vested options at any time after the Termination Date.

Become disabled (as defined under the Travelers Group's applicable long-term disability plan or policy covering disabilities in your employment jurisdiction)	Options continue to vest on schedule through an approved disability leave. Upon the earlier of the (i) Termination Date or (ii) the first anniversary of the commencement of your approved disability leave, your unvested options will vest, and you may exercise your options for up to one year from such date, but no later than the original option expiration date.

Take an approved personal leave of absence approved by the Travelers Group under its Personal Leave Policy, if applicable	For the first three months of an approved personal leave, vesting continues. If the approved leave exceeds three months, vesting is suspended until you return to work with the Travelers Group and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. Vested options may be exercised during approved leave, but no later than the original option expiration date. If you terminate employment for any reason during the first year of an approved leave, the termination of employment provisions will apply. If the leave exceeds one year, all options will be cancelled immediately.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence or notice leave (including, without limitation, “garden leave” but not including any period corresponding to pay in lieu of notice (by statute or common law), severance pay or other monies on account of the cessation of your employment)
Options will continue to vest on schedule, and you may exercise vested options during the leave but no later than the original option expiration date.
Die while employed or following employment while your option is still outstanding	Options fully vest upon death. Your estate may exercise options for up to one year from the date of death but no later than the original option expiration date.
Are involuntarily terminated without “Cause” (as defined below) or terminate employment for “Good Reason” (as defined below), in each case, within 24 months following a Change of Control (as defined in the Plan), and including, without limitation, if such involuntary termination without “Cause” or termination for “Good Reason” within 24 months following a Change of Control occurs after the onset of a disability or other approved leave or after meeting the Retirement Rule (any such termination, a “COC Termination”)	Unvested options fully vest on the Termination Date. You may exercise your vested options for up to 90 days after the Termination Date (or up to one year after the Termination Date if you are disabled on the Termination Date, or as described below if you meet the Retirement Rule) but in any case no later than the original option expiration date.

The terms “Cause” and “Good Reason”, as used above, shall only be applicable with respect to a termination of employment that occurs within 24 months following a Change of Control and shall have the following meanings:

“Cause” shall mean your conviction of any felony (or equivalent crime committed outside the United States), your willful misconduct in connection with the performance of your duties with the Company, or your taking illegal action in your business or personal life that harms the reputation or damages the good name of the Company.

“Good Reason” shall mean (i) a material reduction in your base salary or bonus opportunity (except for year over year reductions in payout due to performance), (ii) a material diminution in your title, duties, or responsibilities (other than solely by reason of the Company ceasing to be a publicly traded company), or (iii) an involuntary relocation of more than 30 miles of your principal place of business. Notwithstanding the foregoing, no event shall constitute Good Reason unless and until you have notified the Company in writing describing the event which constitutes Good Reason and then only if the Company shall fail to cure such event within thirty (30) days following its receipt of such written notice; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

Retirement Rule

If, as of your Termination Date (including, without limitation, a Termination Date that occurs after the onset of a disability or other approved leave), you are at least (i) age 62 with one or more full years of service or (ii) age 55 with 10 or more full years of service, then you meet the "Retirement Rule." If you meet the Retirement Rule pursuant to clause (ii) of the preceding sentence (but not pursuant to clause (i) of the preceding sentence), that will constitute an “Early Retirement” for purposes of this Agreement.

The Retirement Rule will not apply to your Option or any Prior Equity Award if you were involuntarily terminated for gross misconduct or for cause (as determined by the Company in its sole discretion at the time of or following your termination of employment) or you voluntarily terminated your employment where grounds for involuntary termination for gross misconduct or for cause existed (as determined by the Company in its sole discretion at the time of or following your termination of employment); provided, however, that if such termination occurs within 24 months following a Change of Control, the Retirement Rule will only not apply to your Option or any Prior Equity Award if you are involuntarily terminated for “Cause” (as defined above) or if you voluntarily terminate employment where grounds for “Cause” (as defined above) existed. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If You:
Meet the Retirement Rule (subject to Exhibit B if applicable)
Unvested options fully vest on the Termination Date. Vested options may be exercised for up to five years from the Termination Date in the case of an Early Retirement, but no later than the original option expiration date, and may be exercised until the original option expiration date in the case of a termination meeting the Retirement Rule that is not an Early Retirement; provided, in each case, that you do not engage in any activities that compete with the business operations of the Travelers Group (as determined by the Company in its sole discretion), including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor. You are not subject to this non-compete provision if you are terminated involuntarily or if you are employed in any state or country where applicable law prohibits such non-compete provisions, as identified in the state and country-specific modifications set forth in Exhibit B of the Award Agreement, but you remain subject to Sections 7 and 8 of the Award Agreement, and the POE Agreement.

When you exercise any options subject to the Retirement Rule, your exercise will represent and constitute your certification to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date. You may be required to provide the Company with other evidence of your compliance with the Retirement Rule as the Company may require. Subject to the state- and country-specific modifications set forth in Exhibit B of the Award Agreement, in the event that you are determined to have engaged in competitive activities while receiving the benefit of continued vesting pursuant to the Retirement Rule (other than following an involuntary termination), any outstanding portion of the Option will be immediately forfeited and any portion of the Option previously paid to you will be subject to recoupment by the Company in accordance with Section 8(f) of the Award Agreement.

EXHIBIT B

Special Rules Applicable to Participants Based in Certain Jurisdictions

Terms and Conditions

This Exhibit B includes additional and/or alternative terms and conditions that govern the Option granted to the Participant under The Travelers Companies, Inc. 2023 Stock Incentive Plan (the “Plan”) if the Participant’s Employment Jurisdiction is one of the jurisdictions listed below on the Grant Date or on the Termination Date. Capitalized terms used but not defined in this Exhibit B are defined in the Plan and/or Award Agreement and have the meanings set forth therein. To the extent that this Exhibit B is applicable to the Participant (based on the Participant’s Employment Jurisdiction on the Grant Date or on the Termination Date), the provisions set forth in this Exhibit B will apply to the Participant and will supersede the corresponding provisions set forth in the Award Agreement with respect to the Participant.

Notifications

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant's participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective jurisdictions as of July 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant should not rely on such information noted in this Exhibit B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant’s Option hereunder is exercised.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s Employment Jurisdiction may apply to the Participant's situation.

* * *

Low Wage Worker Protections. The parties acknowledge that some states prohibit or place limitations on the use of covenants not to compete or noncompete covenants with an employee considered to be a low wage worker based on the employee’s rate of compensation or overtime exemption status under the Fair Labor Standards Act (a “Low Wage Worker Protection” law, or “LWWP law”). It is the parties’ intent not to create any restriction that would violate any controlling state LWWP law. Where the controlling state’s law includes an LWWP law, it is the parties’ intent that this Agreement’s obligations be construed so as to fit within any applicable exclusion for duty of loyalty obligations, non-solicitation covenants, confidential information protection covenants, and intellectual property assignment agreements recognized under the LWWP law at issue, and that it not create a prohibited covenant not to compete.

Alabama:
If Alabama is deemed to be the Employment Jurisdiction, then the following applies to the Participant: (a) Section 7(b) is rewritten as follows: “While employed and for a period of twelve (12) months from the date of the termination of the Participant’s employment, the Participant will not participate in soliciting any Covered Employee of the Travelers Group who is in a Sensitive Position to leave the employment of the Travelers Group on behalf of (or for the benefit of) a Competitor nor will the Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Travelers Group or encouraging the Covered Employee to terminate their employment the Travelers Group. An employee in a “Sensitive Position” refers to an employee of the Travelers Group who is uniquely essential to the management, organization, or service of the business; and (b) “Company Customer” means a current customer of the Travelers Group with which the Participant had material business-related contact or dealings or access to Confidential Information about during the Look Back Period.

California:
If California is deemed to be the Employment Jurisdiction, then the following applies to the Participant: the Employee Non-Solicitation Conditions and Customer Non-Solicitation Condition in Sections 7(b) and 7(c) and the non-competition restrictions in the Retirement Rule shall not apply after the Participant’s employment with the Travelers Group ends. However, any conduct relating to the solicitation of the Company Customers or Covered Employees that involves the misappropriation of the Travelers Group’s trade secret information (as defined by applicable law), such as its protected customer information, will remain prohibited conduct at all times.

Section 19 shall be modified to add that no provision in Section 19 shall require the Participant to litigate any dispute outside the State of California.

Nothing in the Agreement shall be construed to prohibit the Participant from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful.

Colorado:
If Colorado is deemed to be the Employment Jurisdiction, then the following applies to the Participant:

(a) Non-Competition and Non-Solicitation Restrictions. If the Participant does not earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers, $101,250 (or the earnings threshold in effect as adjusted annually after August 10, 2022, by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment)(“Non-Competition Earnings Threshold”), then the non-competition restrictions contained in the Retirement Rule shall not apply after the Participant’s employment with the Travelers Group ends. If the Participant does not earn an amount of annualized cash compensation equivalent to or greater than sixty-percent of the threshold amount for highly compensated workers, $60,750 (or the earnings threshold in effect as adjusted annually after August 10, 2022, by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment)(“Customer Non-Solicitation Earnings Threshold”), then the Customer Non-Solicitation Condition in Section 7(c) shall not apply after the Participant’s employment with the Travelers Group ends.

The definition of “Company Customer” in Section 7(c) shall be modified to cover only those customers or other key relationships with respect to which the Participant would have been provided trade secret information during the Look Back Period. The Participant stipulates that the Employee Non-Solicitation Conditions and Customer Non-Solicitation Condition in Sections 7(b) and 7(c) are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”).

(b) Notice. the Participant acknowledges that they received notice of the restriction on competing contained in the Retirement Rule and its terms before the Participant accepted an offer of employment, or, if a current employee at the time the Participant enters into this Agreement, at least fourteen (14) days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for such covenant not to compete. The Confidential Information restrictions in this Agreement do not prohibit a worker’s disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. Nothing in this Agreement or the Travelers Group’s policy limits or prevents a worker from disclosing information about workplace health and safety practices or hazards.

District of Columbia:
If the Participant performs a majority of their work in the District of Columbia or is based in the District of Columbia and does not perform the majority of their work in any other jurisdiction, then the Agreement will be modified as follows:

(a) the noncompetition provision contained in the Retirement Rule will not be enforceable against the Participant after their employment with the Travelers Group ends unless the Participant earns (or is anticipated to earn) from the Travelers Group at least $150,000 in compensation in a consecutive 12-month period, increased in proportion to the annual average increase, if any, in the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area published by the Bureau of Labor Statistics of the United States Department of Labor for the previous calendar year (“Earnings Threshold”);

(b) nothing in this Agreement or any the Travelers Group’s policy restricts the Participant from having additional employment or contract work in addition to their employment with the Travelers Group so long as the employment or work would not result in the employee’s disclosure or use of Confidential Information or create a conflict of interest. The Participant shall notify the Travelers Group’s Human Resources Department prior to accepting any such additional employment or contract work so the Travelers Group may determine whether such employment violates or would likely violate this subparagraph (b) of the D.C. appendix;

(c) subject to the limitation in subparagraph (a) of the D.C. appendix, the definition of “Restricted Period” shall include the term of employee’s employment with the Travelers Group and the 365 days following the termination of that employment, regardless of the reason;

(d) the Participant acknowledges they received a copy of the Agreement, including the Exhibit B, at least 14 calendar days before the Participant began working for the Travelers Group, if a new hire, or, at least 14 days before the Participant was required to sign the Agreement, if already employed by the Travelers Group at the time the Participant is asked to sign the Agreement. If the Participant’s compensation meets the Earnings Threshold, the Participant further acknowledges that they received the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Travelers Group has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”

Georgia:
If Georgia is deemed to be the Employment Jurisdiction: the definition of Confidential Information will be understood to exclude information voluntarily disclosed to the public by the Travelers Group (excluding unauthorized disclosures by the Participant or others), information that is the result of independent development by others, and information that is otherwise available in the public domain through lawful means. Nothing in this Agreement, including the definition of Confidential Information, limits or alters the definition of what constitutes a trade secret under any federal or state law designed to protect trade secrets. The Employee Non-Solicitation Condition will be limited to the Restricted Territory.

Hawaii:
If Hawaii is deemed to be the Employment Jurisdiction, then the Employee Non-Solicitation Conditions and Customer Non-Solicitation Condition in Sections 7(b) and 7(c), and the covenant not to compete contained in the Retirement Rule, shall not apply after the Participant’s employment with the Travelers Group ends. However, any conduct relating to the solicitation of Company Customers or Covered Employees that involves the misappropriation of the Travelers Group’s trade secret information (as defined by applicable law), such as its protected customer information, will remain prohibited conduct at all times.

Illinois:
If the Participant resides in Illinois at the time this Agreement is entered into, then the Participant agrees that the award of the Option provided for in the Award Agreement constitutes sufficient consideration for this Agreement, to supplement and not replace or eliminate the value and sufficiency of the remaining consideration provided for by this Award Agreement. The Participant stipulates that this is adequate consideration to make the provisions of this Agreement immediately binding upon him or her.

In addition, if Illinois is deemed to be the Employment Jurisdiction, then the following applies to the Participant:

(a) the non-competition restrictions in the Retirement Rule shall not apply to employees earning less than $75,000.00 per year (“Non-Compete Earnings Threshold”) (with the Non-Compete Earnings Threshold increasing by $5,000 every five years from January 1, 2027 through January 1, 2037) after the Participant’s employment with the Travelers Group ends;

(b) the Employee Non-Solicitation Conditions and Customer Non-Solicitation Condition contained in Sections 7(b) and 7(c) shall not apply to employees earning less than $45,000.00 per year (“Non-Solicitation Earnings Threshold”) (with the Non-Solicitation Earnings Threshold increasing by $2,500 every five years from January 1, 2027 through January 1, 2037) after the Participant’s employment with the Travelers Group ends;

(c) if, at the time the Participant signs the Agreement, the Participant’s earnings do not meet the Non-Compete Earnings Threshold and/or the Non-Solicitation Earnings Threshold, then the covenant not to compete contained in the Retirement Rule will automatically become enforceable against the Participant if and when the Participant begins earning an amount equal to or greater than the Non-Compete Earnings Threshold, and the Employee Non-Solicitation Conditions and Customer Non-Solicitation Condition in Sections 7(b) and 7(c) will automatically become enforceable against the Participant if and when the Participant begins earning an amount equal to or greater than the Non-Solicitation Earnings Threshold;

(d) the Employee Non-Solicitation Conditions and Customer Non-Solicitation Condition contained in Sections 7(b) and 7(c) and the covenant not to compete contained in the Retirement Rule shall not apply to employees furloughed or terminated due to business circumstances or governmental orders related to COVID-19 or similar situations unless the Participant continues to be paid his or her base salary in the enforcement period; and

(e) the Participant acknowledges that he or she has been advised in writing to seek attorney consultation and was provided at least 14 calendar days to review this Agreement before signing.

Indiana:
If Indiana is deemed to be the Employment Jurisdiction, then the following applies to the Participant: the Employee Non-Solicitation Conditions in Section 7(b) shall be modified to further limit the restriction on solicitation of Covered Employees to those who have access to or possess any Confidential Information that would give a competitor an unfair advantage.

Louisiana:
If Louisiana is deemed to be the Employment Jurisdiction, then the following applies to the Participant: (a) the “Restricted Territory” defined in Section 7 of the Agreement is understood to cover the following parishes, counties, and county equivalents: in Louisiana, the parishes of Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, Desoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis. Jefferson, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn; and, for any additional states assigned to me as part of my Territory, the names of the counties (and equivalents) for such state(s) found in Geographic Areas Reference Manual published by the United States Census Bureau, also identified on the Census Bureau’s map published at stco2003.pdf (census.gov), and at https://en.wikipedia.org/wiki/List_of_counties_by_U.S._state_and_territory which lists of county and county equivalent names by state are incorporated herein by reference as if set forth in full.; and (b) the restrictions in Section 7 shall be limited to the foregoing parishes and counties.

Maine:
If Maine is deemed to be the Employment Jurisdiction, then the following applies to the Participant: (a) the Participant acknowledges that if the Participant is being initially hired by the Travelers Group that the Participant was notified a non-compete agreement would be required prior to their receiving a formal offer of employment from the Travelers Group and the Participant received a copy of this Agreement prior to receiving a formal offer of employment from the Travelers Group and was given at least three business days to consider the Agreement before signing; (b) the covenant not to compete contained in the Retirement Rule will not take effect until one year of employment or a period of six months from the date the agreement is signed, whichever is later; and (c) the covenant not to compete contained in the Retirement Rule shall not apply if the Participant earns at or below 400% of the federal poverty level.

Maryland:
If Maryland is deemed to be the Employment Jurisdiction, then the following applies to the Participant: the covenant not to compete contained in the Retirement Rule shall not apply if the Participant earns equal to or less than $15/hour or $31,200 annually.

Massachusetts:
If the Participant resides in Massachusetts at the time this Agreement is entered into, then the Participant stipulates that the Option award provided for in the Award Agreement is adequate consideration to make the provisions of this Agreement immediately binding upon him or her. In addition, if Massachusetts is deemed to be the Employment Jurisdiction, then the following applies to the Participant:

(a) the covenant not to compete contained in the Retirement Rule will not apply if the Participant’s employment is terminated without cause or if the Participant is terminated as part of a reduction in force. The Participant further understands that for the limited purposes of the application of the covenant not to compete in the Retirement Rule of the Agreement, “cause” to terminate the Participant’s employment exists if the Participant has (i) been convicted of or entered a plea of guilty or nolo contendere to, or admission to facts sufficient for a finding of guilt for, any crime constituting a felony or any misdemeanor involving fraud, dishonesty and/or moral turpitude, (ii) violated a material term of this Agreement or the Travelers Group’s policies, (iii) engaged in insubordination, or failed or refused to perform assigned duties of my position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of the Participant’s duties for the Travelers Group (other than due to physical or mental illness), (v) engaged in conduct or omissions that the Participant knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Travelers Group or its reputation in the business community, or (vi) engaged in any other act that is accepted as cause for termination under the common law;

(b) the period of the covenant not to compete contained in the Retirement Rule shall be limited to a period of one year following the cessation of employment by the Travelers Group (as well as while employed by the Travelers Group) (the “Non-Compete Restricted Period”); however, if the Participant breaches the covenant not to compete contained in the Retirement Rule of this Agreement, and also breaches the Participant’s fiduciary duty to the Travelers Group and/or has unlawfully taken, physically or electronically, any company records, then the Non-Compete Restricted Period shall be extended to a period of two (2) years from the cessation of employment;

(c) the Participant acknowledges that if the Participant is being initially hired by the Travelers Group that the Participant received a copy of this Agreement with their first formal offer of employment from the Travelers Group or at least ten (10) business days before commencement of the Participant’s employment by the Travelers Group, whichever came first; and if the Participant was already employed by the Travelers Group at the time of signing this Agreement, that the Participant was provided a copy hereof at least ten (10) business days before the effective date of this Agreement;

(d) the extension of the Restricted Period or the Enhanced Restricted Period contained in Section 7(f) shall only apply to any breach of Sections 7(b) and 7(c) (i.e., the tolling language shall not apply to the Retirement Rule);

(e) the covenant not to compete contained in the Retirement Rule shall not apply to the Participant post-employment if the Participant is: classified as non-exempt under the FLSA; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school; and

(f) Section 19 shall be modified to add that any legal action arising from this Agreement shall be exclusively finally resolved by a state or federal court located in the county where the Participant resides or the business litigation session of the superior court in Suffolk County, Massachusetts, and the parties to this Agreement hereby consent to personal jurisdiction therein.

Minnesota:
If the Participant’s Employment Jurisdiction is Minnesota, then the following shall apply to this Award Agreement:

Notwithstanding anything set forth in this Agreement to the contrary, if Minnesota law is deemed to apply to this Agreement, then (i) the covenant not to compete in the Retirement Rule will not apply to the Participant, unless Minnesota Statutes § 181.988 has been repealed or otherwise has no legal effect or application to the Retirement Rule as of the date the Participant’s employment with the Travelers Group terminates; and (ii) with respect to claims arising under Minnesota Statutes § 181.988 (referencing “Covenants Not To Compete”), nothing in this Agreement will require the Participant to adjudicate outside of Minnesota any claim arising in Minnesota or deprive the Participant of the substantive protection of Minnesota law with respect to a controversy arising in Minnesota.

Missouri:
If Missouri is deemed to be the Employment Jurisdiction, then the following applies to the Participant: the Employee Non-Non-Solicitation Conditions in Section 7(b) will be modified to exclude from the definition of Covered Employee any employee who provides only secretarial or clerical services.

Nebraska:
If Nebraska is deemed to be the Employment Jurisdiction, then the following applies to the Participant: (a) the list of Company Customers that are subject to the restriction in Section 7(c) is modified so that it means any persons or entities with which the Participant did business and had personal business-related contact during the Look Back Period; and (B) the covenant not to compete in the Retirement Rule does not apply after the Participant’s employment with the Travelers Group ends.

Nevada:
If Nevada is deemed to be the Employment Jurisdiction, then the following applies to the Participant:

(a) the covenant not to compete restriction in the Retirement Rule shall not apply if the Participant is paid solely on an hourly wage basis, exclusive of any tips or gratuities (that is, if the Participant is paid on an hourly wage basis and does not receive bonuses, profit sharing, or commissions in addition to his or her hourly wages);

(b) the covenant not to compete in the Retirement Rule will not become effective until the Participant has either been employed by the Travelers Group for sixty (60) days or received $5,000 in wages from the Travelers Group;

(c) if the Participant’s employment with the Travelers Group is terminated as a result of a reduction in force, reorganization or similar restructuring of the Travelers Group, the covenant not to compete in the Retirement Rule will only be enforceable during the period in which the Travelers Group is paying the Participant’s salary, benefits, or equivalent compensation, including without limitation, severance pay, if it elects to make such a payment; and

(d) Section 7 does not preclude the Participant from providing services to any former client, customer, or key relationship of the Travelers Group if: (1) the Participant did not solicit the former customer, client, or key relationship; (2) the customer, client, or key relationship voluntarily chose to leave and seek services from the Participant; and (3) the Participant is otherwise complying with the limitations in this Agreement as to time, geographical area, and scope of activity to be restrained.

New Hampshire:
If New Hampshire is deemed to be the Employment Jurisdiction, then the following applies to the Participant: (a) the covenant not to compete in the Retirement Rule does not apply if the Participant earns an hourly rate less than or equal to 200 percent of the federal minimum wage; and (b) the Participant acknowledges that the Participant was given a copy of this Agreement prior to a change in job classification or the offer of employment.

New York:
If New York is deemed to be the Employment Jurisdiction, then the following applies to the Participant: the customers subject to the restriction on solicitation contained in the Customer Non-Solicitation Condition in Section 7(c) shall be modified so that it excludes from its definition of “Company Customer” those clients who became a customer of the Travelers Group as a result of the Participant’s independent contact and business development efforts with the customer prior to and independent from his/her employment with the Travelers Group.

North Carolina:
If North Carolina is deemed to be the Employment Jurisdiction, then the following applies to the Participant: the Look Back Period shall be calculated looking back one year from the date the employment ends or two years from the date of enforcement and not from the date employment ends, whichever provides the Travelers Group the greatest protection and is enforceable under applicable law.

North Dakota:
If North Dakota is deemed to be the Employment Jurisdiction, then the following applies to the Participant: the Customer Non-Solicitation Condition in Section 7(c) and the covenant not to compete in the Retirement Rule shall not apply after the Participant’s employment with the Travelers Group ends. The Participant’s Employee Non-Solicitation Conditions continue to apply as stated. Further, any conduct relating to the solicitation of Company Customers or Covered Employees that involves the misappropriation of the Travelers Group’s trade secret information (as defined by applicable law), such as its protected customer information, will remain prohibited conduct at all times.

Oklahoma:
If Oklahoma is deemed to be the Employment Jurisdiction, then the following applies to the Participant: The Customer Non-Solicitation Condition in Section 7(c) and the covenant not to compete contained in the Retirement Rule shall be limited in their application so that they permit the Participant to engage in the same business as that conducted by the Travelers Group or in a similar business as long as the Participant does not directly solicit the sale of goods, services, or a combination of goods and services from established customers of the Travelers Group. Established customers are those persons and entities who have an ongoing business relationship or prospective business relationship with the Travelers Group and who did business with the Travelers Group (or made an agreement to do business with the Travelers Group) in the Look Back Period.

Oregon:
If Oregon is deemed to be the Employment Jurisdiction, then the following applies to the Participant: unless the Travelers Group chooses to compensate the Participant as allowed under the Oregon Noncompete Act (Or. Rev. Stat. §653 et seq.), the restrictions in the Retirement Rule shall only apply to the Participant, and the definition of “Company Customers” subject to the Customer Non-Solicitation Condition in Section 7(c) will only be deemed to include prospective customers, if the Participant: (a) is engaged in administrative, executive or professional work and performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary and is paid on a salary basis; (b) the Travelers Group has a "protectable interest" (meaning, access to trade secrets or competitively sensitive confidential business or professional information that otherwise would not qualify as a trade secret, including product development plans, product launch plans, marketing strategy or sales plans); and (c) the total amount of the Participant's annual gross salary and commissions, calculated on an annual basis, at the time of the Participant's Termination Date, exceeds $100,533 (as of January 1, 2022 and adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of the Participant’s termination).

Rhode Island:
If Rhode Island is deemed to be the Employment Jurisdiction, then the covenant not to compete contained in the Retirement Rule shall not apply to the Participant post-employment if the Participant is: classified as non-exempt under the FLSA; an undergraduate or graduate student in an internship or short-term employment relationship; 18 years of age or younger; or a low wage employee (defined as earning less than 250% of the federal poverty level).

Virginia:
If Virginia law controls, the parties agree that the covenant not to compete in the Retirement Rule and the Customer Non-solicit Condition are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position. If the Participant resides in Virginia on the Termination Date and their average weekly earnings calculated as provided for under Code of Virginia §40.1-28.7:7 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of §65.2-500 or the Participant otherwise qualifies as a “low-wage employee” under the Virginia Act then the covenant not to compete contained in the Retirement Rule shall not apply to the Participant and nothing in the Customer Non-Solicitation Condition in Section 7(c) shall restrict the Participant from providing a service to a customer, client, or key relationship of the Travelers Group if the Participant does not initiate contact with or solicit the customer, client, or key relationship. The Participant shall not be considered a “low-wage employee” if the Participant’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to the employee by the Travelers Group.

Washington State:
If the Participant resides in Washington at the time this Agreement is entered into and is an existing employee, then the Participant agrees that the RSUs provided for in this Award Agreement is the mutually agreed upon, fair and reasonable consideration for the covenant not to compete contained in the Retirement Rule and the Non-Solicitation Conditions in Section 7. This consideration shall supplement and not replace or eliminate the value and sufficiency of any additional consideration provided for in the Agreement. The Participant stipulates that the above-referenced consideration is sufficient to make this Agreement fully binding and enforceable, and agrees not to assert otherwise. If the Participant is an existing employee, the Participant acknowledges that the Participant was given ten (10) business days to consider this Agreement before accepting it.
In addition, if Washington law controls, then for so long as Washington law controls, the Agreement will be modified and applied as follows:
(a) the covenant not to compete contained in the Retirement Rule, the Employee Non-Solicitation Conditions in Section 7(b), and the Customer Non-Solicitation Condition in Section 7(c) (the “Excluded Covenants”), and the definition of “solicit” in Section 7(d) shall only apply post-employment if the Participant’s annualized earnings from the Travelers Group exceed $107,302 per year (adjusted annually in accordance with Section 5 of Washington HP 1450);
(b) if, at the time the Participant signs the Agreement, the Participant’s earnings do not meet the Earnings Threshold described above Washington appendix (a), then the Excluded Covenants will automatically become enforceable against the Participant if and when the Participant begins earning at least $107,302 annually (adjusted for inflation) in Box 1 W-2 annual compensation;
(c) for purposes of the application of the Excluded Covenants, the Participant understands that the Excluded Covenants will not be enforced against the Participant if the Participant is laid off unless the Travelers Group pays the Participant during the Restricted Period an amount equal to the Participant’s base salary at the time of termination, less any compensation earned by the Participant during the Restricted Period. For purposes of this section, “layoff” means termination of the Participant’s employment by the Travelers Group for reasons of the Travelers Group’s insolvency, or other purely economic factors, and specifically excludes termination of the Participant’s employment for any other reason, either with or without cause;
(d) Section 19 shall be modified to add that no provision in Section 8 shall require the Participant to litigate any dispute outside the State of Washington;
(e) the Participant further acknowledges that if the Participant is a new employee, the Participant has had advance notice of the terms of this Agreement, including the Exhibit B, prior to accepting the Travelers Group’s offer of employment and
(f) In addition to the other forms of Protected Conduct, nothing in the Agreement prohibits disclosure or discussion of conduct the Participant reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the disclosure of the existence of a settlement involving any such event or conduct.

Wisconsin:
If Wisconsin is deemed to be the Employment Jurisdiction, then the following applies to the Participant: (a) Section 7(f) shall not apply; and (b) Section 7(b) is rewritten as follows: “While employed and for a period of twelve (12) months from the date of the termination of the Participant’s employment, the Participant will not participate in soliciting any Covered Employee of the Travelers Group that is in a Sensitive Position to leave the employment of the Travelers Group on behalf of (or for the benefit of) a Competitor nor will the Participant knowingly assist a Competitor in efforts to hire a Covered Employee away from the Travelers Group or encouraging the Covered Employee to terminate their employment with the Travelers Group. An employee in a “Sensitive Position” refers to an employee of the Travelers Group who is in a management, supervisory, sales, research and development, or similar role where the employee is provided Confidential Information or is involved in business dealings with the Travelers Group’s clients.”

Canada

•References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations thereunder) will not apply to the Participant.

•Section 12 of the Award Agreement shall be revised to read as follows:

12. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group. Nothing contained herein shall be deemed to give the Participant the right to be retained in the service of the Travelers Group or to interfere with the right of the Travelers Group to terminate the employment of the Participant at any time. For greater certainty, in such a case of employment termination, the Participant shall not be entitled or eligible to receive or be awarded any payment, compensation or damages (at common law or otherwise) in relation to the forfeiture or loss of any Award or other amount for which the Participant was previously eligible to receive under the Plan.

•For purposes of Section 7(a) and Exhibit A to the Award Agreement, “Termination Date” shall mean the date of the Participant’s termination of employment with the Travelers Group (whether voluntary or involuntary) as reflected on the Travelers Group’s books and records, regardless of whether such termination is lawful and without regard to any pay in lieu of notice, severance pay, benefits continuation or similar termination-related compensation or benefits whether pursuant to the common law or otherwise except as expressly required by applicable employment standards legislation.

•If the province of Ontario is deemed to be the Employment Jurisdiction, then the covenant not to compete contained in the Retirement Rule shall not apply to the Participant post-employment.

•The non-solicitation restrictions in respect of Covered Employees and Company Customers will be limited to solicitation that is for a purpose that is competitive with the business of the Travelers Group.

Germany

•References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations) will not apply to the Participant.

•Section 7(b) of the Award Agreement shall be revised to read as follows:

(b) Non-Solicitation of Employees. The Participant acknowledges that the Travelers Group sustains its operations and the goodwill of its clients, customers, policyholders, producers, agents, and brokers (its “Customers”) through its employees. The Travelers Group has made significant investment in its employees and their ability to establish and maintain relationships with each other and with the Company Customers in order to further its operations and cultivate goodwill. The Participant acknowledges that the loss of the Travelers Group’s employees could adversely affect its operations and jeopardize the goodwill that has been established through these employees, and that the Travelers Group therefore has a legitimate interest in preventing the solicitation of its employees by the Participant after the Termination Date. During the Restricted Period, the Participant will not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist in the recruitment or solicitation, or participate in or promote the solicitation of, a Covered Employee to terminate their employment with the Travelers Group to take employment in any position within or for the benefit of Participant’s own business outside the Travelers Group. The term “Covered Employee” means any person (i) who was or is employed by the Travelers Group at any time during the last three months of the Participant's employment or during the Restricted Period and (ii) with whom the Participant worked, who the Participant supervised, or about whom the Participant acquired Confidential Information during the two-year period immediately preceding the Termination Date (the “Look Back Period”). Without limiting the generality of the restrictions under this Section, by way of example, the restrictions under this Section shall prohibit the Participant from (i) interviewing a Covered Employee for a position outside of the Travelers Group, (ii) communicating in any manner with a Covered Employee in connection with a current or future employment opportunity outside of the Travelers Group, (iii) identifying Covered Employees to potentially be solicited or hired in a position outside of the Travelers Group, (iv) providing information or feedback regarding Covered Employees seeking employment with another employer, and/or (v) otherwise directly or indirectly assisting or participating in the solicitation or hiring of a Covered Employee. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group. This provision shall be referred to as the “Employee Non-Solicitation Conditions.”

•Section 7(c) of the Award Agreement shall be deleted in its entirety.

•Section 12 of the Award Agreement shall be revised to read as follows:

12. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment or guarantees employment with any member of the Travelers Group for any time. Each member of the Travelers Group retains the right to decrease the Participant's compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of or terminate the Participant's employment with the Travelers Group, subject to applicable law and the terms of the Participant's employment contract.

Republic of Ireland

•References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations thereunder) will not apply to the Participant.

•Section 12 of the Award Agreement shall be revised to read as follows:

12. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group for a definite period of time. The Travelers Group retains the right to decrease the Participant's compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant's employment with the Travelers Group, subject to applicable Irish law and the terms of the Participant's employment contract.

•Further to the provisions as set out in Section 20 of the Award Agreement, the Travelers Group agrees that it will comply with the provisions of the Data Protection Act 2018 together with the EU General Data Protection Regulation (collectively, the “Irish DPA Act”). The Participant acknowledges that the Company has made available to the Participant a copy of the Europe Employee Privacy Policy related to the EU General Data Protection Regulation (the “Privacy Policy”) and the Participant understands that a copy of such policy and further information related thereto can be obtained by contacting the Travelers Europe Data Protection Officer at DPOEurope@travelers.com. With this information, the Participant confirms that the Participant consents to the Company, the Travelers Group and any other third parties as described in Section 19 for the purposes of this Award Agreement processing and transferring their personal data (as defined in the Irish DPA Act) outside of the European Economic Area, subject to and in accordance with the terms and requirements of the Privacy Policy and the Irish DPA Act.

•The provisions in Exhibit A related to the Retirement Rule shall be inapplicable to the Participant. Accordingly, upon the Participant’s termination of employment for any reason other than due to death, Disability or a COC Termination as set forth in the Award Agreement (regardless of whether the Participant meets the Retirement Rule), vesting of the Option will cease and all outstanding unvested restricted stock units will be cancelled effective on the Termination Date.

•The provisions in Exhibit A related to disability shall be inapplicable to the Participant for so long as the Participant remains employed by the Travelers Group. Accordingly, a disabled Participant who remains employed by the Travelers Group shall be treated as a continuing employee in all respects for purposes of vesting and other rights with respect to the Option.

United Kingdom

•References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations) will not apply to the Participant.

•The Restricted Period, as defined in Section 7(a) of the Award Agreement, will include any period during which the Participant is placed on “garden leave.”

•The restrictions under Section 7(b) of the Award Agreement related to non-solicitation of Covered Employees shall only apply with respect to employees with whom the Participant had material dealings during the 12 months preceding the date of the Participant’s termination of employment with the Travelers Group, and such restrictions shall not apply with respect to any secretarial or administrative assistant employees of the Travelers Group.

•The “Enhanced Restricted Period” defined under Section 7(c) of the Award Agreement shall be limited to 12 months following the Termination Date (i.e., the same duration as the normal Restricted Period). Additionally, under Section 7(c) of the Award Agreement:
(i)the restrictions relating to recruiting or solicitation of, interference with, attempting to influence or otherwise affecting any Company Customer shall be limited to such Company Customers with which the Participant had material dealings within the 12 months preceding the Termination Date; and
(ii)the references to “business” (aside from references to “book of business”) shall be limited to business activities with which the Participant was materially involved during the 12 months preceding the Termination Date.

•Section 12 of the Award Agreement shall be replaced with the following:

12. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment or guarantees employment with any member of the Travelers Group for a fixed duration of time. Each member of the Travelers Group retains the right to decrease the Participant's compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant's employment with the Travelers Group, subject to applicable law and the terms of the Participant's employment contract. Upon termination of the Participant’s employment (for whatever reason) the Participant will have no rights as a result of this Award Agreement or any alleged breach of this Award Agreement or otherwise to any compensation under or in respect of any shares, share options, restricted stock units, long-term incentive plans or any other profit sharing scheme in which the Participant may participate or have received grants or allocations on or before the date on which the Participant’s employment terminates. Any rights which the Participant may have under such schemes will be exclusively governed by the rules of such schemes from time to time.

•Further to the provisions as set out in Section 20 of the Award Agreement, the Travelers Group agrees that it will comply with the provisions of the Data Protection Act 2018 (the “Act”), and the EU General Data Protection Regulation (2016/679) (the “GDPR”) and the retained version of the GDPR applicable in the UK (the “UK GDPR”). The Participant acknowledges that the Company has made available to the Participant a copy of the Europe Employee Privacy Policy related to the GDPR and UK GDPR (the “Privacy Policy”) and the Participant understands that a copy of such policy and further information related thereto can be obtained by contacting the Travelers Europe Data Protection Officer at DPOEurope@travelers.com. With this information, the Participant confirms that the Participant consents to the Company, the Travelers Group and any other third parties as described in Section 19 for the purposes of this Award Agreement processing and transferring their personal data (as defined in the Act) outside of the UK or the European Economic Area, subject to and in accordance with the terms and requirements of the Privacy Policy, the GDPR, the UK GDPR and the Act.

•The provisions in Exhibit A related to the Retirement Rule shall be inapplicable to the Participant. Accordingly, upon the Participant’s termination of employment for any reason other than due to death, Disability or a COC Termination as set forth in the Award Agreement (regardless of whether the Participant meets the Retirement Rule), vesting of the Option will cease and all outstanding unvested restricted stock units will be cancelled effective on the Termination Date.

•The provisions in Exhibit A related to disability shall be inapplicable to the Participant for so long as the Participant remains employed by the Travelers Group. Accordingly, a disabled Participant who remains employed by the Travelers Group shall be treated as a continuing employee in all respects for purposes of vesting and other rights with respect to the Option.